[LORAL SPACE & COMMUNICATIONS LOGO]

           600 Third Avenue
         New York, NY 10016

      FOR IMMEDIATE RELEASE                                                 NEWS


                                                     Contact: Jeanette Clonan or
                                                                   John McCarthy
                                                                  (212) 697-1105

                     LORAL AND CREDITORS' COMMITTEE FINALIZE
                     REVISED TERMS OF PLAN OF REORGANIZATION

NEW YORK - October 15, 2004 - Loral Space & Communications Ltd. (OTCBB: LRLSQ) and the Creditors' Committee appointed in the chapter 11 cases of Loral and certain of its subsidiaries today announced that they reached an agreement on revised economic terms of a proposed plan of reorganization (the "Plan"). The Company expects to file a revised Plan and a Disclosure Statement with the Bankruptcy Court by October 22, 2004. The company expects to exit chapter 11 under current management in the first-quarter of 2005.

The Plan, which revises the terms of a Plan previously filed on August 19, 2004, is the product of continued negotiations between the company and the Creditors' Committee and is subject to final documentation and the resolution of certain other issues between the company and the Creditors' Committee and confirmation by the bankruptcy court. It provides, among other things, that:

     o Loral's two businesses, Space Systems/Loral and Loral Skynet, will emerge intact as separate subsidiaries of reorganized Loral (New Loral).

     o Space Systems/Loral, the satellite design and manufacturing business, will emerge debt-free.

     o The common stock of New Loral will be owned by Loral bondholders, Loral Orion bondholders and certain other unsecured creditors. In addition, bondholders of Loral Orion and other unsecured creditors of Loral Orion will receive an aggregate of $200 million in new senior secured notes to be issued by reorganized Loral Skynet, New Loral's satellite services subsidiary.

     o Loral Orion unsecured creditors also will be offered the right to subscribe to purchase their pro-rata share of $30 million in new senior secured notes to be issued by reorganized Loral Skynet.

     o Based upon current estimates, creditors of Space Systems/Loral, Loral SpaceCom Corporation and Loral Satellite, Inc. will be entitled to share in a recovery consisting primarily of cash, as well as New Loral common stock that is expected to result in a blended recovery of approximately 33%, subject to significant decrease in the event claims materially exceed current estimates.

     o New Loral will emerge as a public company and will seek listing on a major stock exchange.

     o Existing common and preferred stock will be cancelled and no distribution will be made to current shareholders.

Once filed, the Plan and Disclosure Statement will be available via the court's website, at www.nysb.uscourts.gov/. Please note that a PACER password is required to access documents on the Bankruptcy Court's website. Loral's bankruptcy case number is 03- 41710 (RDD).

Loral Space & Communications is a satellite communications company. It owns and operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute broadband data, and provide access to Internet services and other value-added communications services. Loral also is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management.

                                      # # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. These factors include those related to the filing, on July 15, 2003 by Loral and certain of its subsidiaries, of voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States District Court for the Southern District of New York and parallel insolvency proceedings in the Supreme Court of Bermuda in which certain partners of KPMG were appointed as joint provisional liquidators. Additional factors and conditions are also described in the section of the company's annual report on Form 10-K for the fiscal year ended December 31, 2003, entitled "Commitments and Contingencies," and the company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.